Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.05 SEMI-ANNUAL CASH DIVIDEND

Newport Beach, CA – March 12, 2012 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share. The dividend will be distributed on April 16, 2012 to shareholders of record as of April 2, 2012. The Board also determined that the 2012 Annual Meeting of Stockholders will be held at 11:00am PDT on Thursday, June 7, 2012 at the Island Hotel, 690 Newport Center Drive, Newport Beach, California and that the close of business on Monday, April 16, 2012, be the record date for determination of stockholders having the right to vote at the 2012 Annual Meeting of Stockholders.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our 17 year history of providing such returns to our shareholders. Through this dividend, we are giving investors a share in our excellent 2011 financial results. We appreciate our investors’ continued support and confidence in the Company as we continue our growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2012	$0.050	—
2011	$0.030	$0.050	$0.080
2010	$0.010	$0.020	$0.030
2009	$0.050	$0.010	$0.060
2008	$0.050	$0.030	$0.080
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com